Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-93403, No. 333-38114, No. 333-85392) of our report dated March 27, 2003 with respect to the consolidated financial statements of Ascendant Solutions, Inc. for the year ended December 31, 2002 included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young, LLP

Ernst & Young, LLP

Dallas, Texas

March 24, 2005